UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2014

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

8490 Progress Drive, Suite 300, Frederick, MD	21701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 682-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In connection with a routine review of the compliance of U.S. Silica Holdings, Inc. with the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Manual”), the NYSE requested U.S. Silica clarify and supplement certain disclosures in its proxy statement for the 2013 Annual Meeting of Shareholders (the “2013 Proxy Statement”) as described below.

Presiding Director. Charles Shaver, as the independent Chairman of the Board of Directors of U.S. Silica, presides over the executive sessions of the non-management and independent directors of the Board.

Communication with Directors. The procedure for shareholders to communicate with the members of the Board of Directors included in the 2013 Proxy Statement is also the procedure for other interested parties as follows:

Any communications from U.S. Silica’s shareholders or other interested parties to the Board of Directors shall be directed to U.S. Silica’s Corporate Secretary, who will forward all such communications to Charles Shaver as the Board of Director’s designated director. Mr. Shaver will determine whether any of such communications should be forwarded to other members of the Board of Directors. Any communication addressed to a particular director, the Chairman of a particular Board committee or the non-employee directors as a group will be forwarded directly to those individuals.

Communications that do not directly relate to the directors’ duties and responsibilities will be excluded from distribution. Such excluded items may include “spam,” advertisements, mass mailings, form letter and e-mail campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Any shareholder or other interested party who wishes to communicate with the Board of Directors may submit such communication, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, MD 21701.

Disclosure of the items described above will be made on a going forward basis in U.S. Silica’s future annual meeting proxy statements, as well as in any other filings requiring such disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2014

U.S. SILICA HOLDINGS, INC.

/s/ Christine C. Marshall
Christine C. Marshall
General Counsel and Corporate Secretary